UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2020

Larimar Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36510	20-3857670
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Three Bala Plaza East. Suite 506 Bala Cynwyd, Pennsylvania	19004
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (844) 511-9056

Zafgen, Inc.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LRMR	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

Private Placement and Securities Purchase Agreement

On May 29, 2020, Larimar Therapeutics, Inc. (the “Company” or “Larimar”) (formerly known as Zafgen, Inc., or “Zafgen”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Purchasers”) for the sale by the Company in a private placement (the “Private Placement”) of 6,105,359 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”) and pre-funded warrants to purchase an aggregate of 628,403 shares of the Company’s Common Stock (the “Pre-Funded Warrants”), for a price of $11.88 per share of Common Stock and $11.87 per Pre-Funded Warrant.

The Pre-Funded Warrants will be immediately exercisable at an exercise price of $0.01 and will be exercisable indefinitely. The Purchasers may exercise the Pre-Funded Warrants on a cashless basis in the event that there is no effective registration statement covering the resale of the shares of Common Stock underlying the Pre-Funded Warrants (the “Warrant Shares”) on the date in which the Company is required to deliver the shares.

The Private Placement closed on June 1, 2020. The aggregate gross proceeds for the issuance and sale of the Shares and Pre-Funded Warrants were $80 million and, after deducting certain of the Company’s expenses, the net proceeds received by the Company in the Private Placement were $75.5 million. The Company intends to use the net proceeds from the Private Placement for research and development of the Company’s product candidates, working capital and general corporate purposes.

The Private Placement is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to the exemption for transactions by an issuer not involving any public offering under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D of the Securities Act and in reliance on similar exemptions under applicable state laws. Each of the Purchasers represented that it is an accredited investor within the meaning of Rule 501 of Regulation D, and is acquiring the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The Shares and Pre-Funded Warrants were offered without any general solicitation by the Company or its representatives.

The Shares, the Pre-Funded Warrants and the Warrant Shares (together, the “Securities”) sold and issued in the Private Placement are not registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (the “SEC”) or an applicable exemption from the registration requirements.

Registration Rights Agreement

In connection with the Private Placement, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the Purchasers. Pursuant to the Registration Rights Agreement, the Company provided the Purchasers with certain registration rights that require the Company to file a registration statement on Form S-3 (the “Registration Statement”) with the SEC within 30 days following the Closing (the “Registration Deadline”) to register the Shares and the Warrant Shares. If the Company fails to meet the Registration Deadline or maintain the effectiveness of the Registration Statement for the required effectiveness period, subject to certain permitted exceptions, the Company will be required to pay liquidated damages to the Purchasers. The Company also agreed, among other things, to indemnify the selling holders under the Registration Statement from certain liabilities and to pay all fees and expenses incident to the Company’s performance of or compliance with the Registration Rights Agreement.

The foregoing descriptions of the Purchase Agreement, Registration Rights Agreement and Pre-Funded Warrants do not purport to be complete and are qualified in their entirety by reference to the full text of the Purchase Agreement, Registration Rights Agreement, and Form of Pre-Funded Warrant, which are filed hereto as Exhibits 10.1, 10.2 and 4.1 respectively, and are incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets

On May 28, 2020, the Company completed its business combination with Chondrial Therapeutics, Inc., a Delaware corporation

(“Chondrial”), in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated December 17, 2019 (the “Merger Agreement”), by and among Zafgen, Inc., Zordich Merger Sub, Inc. (“Zordich”), Chondrial Therapeutics, Inc. and Chondrial Therapeutics Holdings, LLC (“Holdings”), pursuant to which Zordich merged with and into Chondrial, with Chondrial surviving as a wholly-owned subsidiary of the Company (the “Merger”). In connection with, and immediately prior to the completion of the Merger, the Company effected a reverse stock split of the Company’s Common Stock at a ratio of 1-for-12 (the “Reverse Stock Split”). Following completion of the Merger, the Company changed its name from “Zafgen, Inc.” to “Larimar Therapeutics, Inc.” (the “Name Change”) and the business conducted by the Company became primarily the business conducted by Chondrial, which is a clinical-stage biotechnology company focused on developing treatments for patients suffering from complex rare diseases using its novel cell penetrating peptide technology platform.

Under the terms of the Merger Agreement, at the closing of the Merger, the Company issued shares of Common Stock to Holdings at an exchange rate of 60,912.5005 (the “Exchange Ratio”), which took into account the Reverse Stock Split, for each share of Chondrial stock outstanding immediately prior to the Merger. The Exchange Ratio was determined based on the total number of outstanding shares of the Company’s Common Stock and Chondrial common stock, each on a fully diluted basis, and the respective valuations of Chondrial and the Company immediately prior to the closing of the Merger. The Company also assumed all of the outstanding and unexercised stock options to purchase units of Holdings. The number of shares of Company Common Stock subject to each Holdings option assumed by the Company was determined by multiplying (A) the number of Holdings units that were subject to such Holdings option, as in effect prior to the effective time of the Merger, by the total number of outstanding shares of Chondrial common stock on a fully diluted basis, as in effect prior to the effective time of the Merger, by (C) a fraction, the numerator of which is one and the denominator of which is the fully diluted number of Holdings units as of such time, by (D) the Exchange Ratio, and rounding the resulting number down to the nearest whole number of shares of Company Common Stock. The per share exercise price for shares of Company Common Stock issuable upon exercise of each Holdings option assumed by the Company was determined by multiplying (A) the fair market value of a share of Company Common Stock at the effective time of the Merger by (B) a fraction, the numerator of which was the per unit exercise price of Holdings units subject to such Holdings option, as in effect immediately prior to the effective time of the Merger, and the denominator of which was the fair market value of a Holdings unit immediately prior to the effective time of the Merger, and rounding the resulting exercise price up to the nearest whole cent.

Immediately following the Merger and the Reverse Stock Split, there were approximately 9.2 million shares of the Company’s Common Stock outstanding, and Holdings owned approximately 6.1 million shares, or approximately 66% of the Company’s outstanding Common Stock. Approximately 71.1% of the Company’s Common Stock outstanding immediately after the Merger is held by stockholders subject to lock-up restrictions, pursuant to which such stockholders have agreed, except in limited circumstances, not to sell or transfer, or engage in swap or similar transactions with respect to, shares of the Company’s Common Stock, including, as applicable, shares received in the Merger and issuable upon exercise of certain options, for a period of 180 days following the closing of the Merger.

After giving effect to the Private Placement, immediately following the closing of the Merger, the Reverse Stock Split and the Private Placement, there were approximately 15.3 million shares of Common Stock outstanding, of which (i) the former Chondrial sole stockholder as of immediately prior to the Merger owned approximately 40% of the Company’s Common Stock, (ii) Zafgen stockholders as of immediately prior to the Merger owned approximately 20%, of the Company’s Common Stock and (iii) the Purchasers owned approximately 40% of the Company’s Common Stock. In addition, after giving effect to the Private Placement, there were Pre-Funded Warrants to purchase 628,403 shares of Common Stock outstanding.

The shares of the Company’s Common Stock listed on The Nasdaq Global Market, previously trading through the close of business on May 28, 2020 under the ticker symbol “ZFGN,” commenced trading on The Nasdaq Global Market, on a post-Reverse Stock Split adjusted basis, under the ticker symbol “LRMR,” on May 29, 2020. The Company’s Common Stock is represented by a new CUSIP number, 517125100.

The foregoing description of the Merger Agreement contained herein does not purport full text of the Merger Agreement that was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 18, 2019 and is incorporated herein by reference. The representations, warranties and covenants contained in such documents were made only for purposes of such documents and as of specific dates, were solely for the benefit of the parties to such documents, and are subject to limitations agreed upon by the parties to such documents. Moreover, the representations and warranties contained in such documents were made for the purpose of allocating contractual risk between the parties to such documents instead of establishing matters as facts, and may be subject to standards of materiality applicable to the parties to such documents that differ from those applicable to investors generally. Investors (other than the parties to such documents) are not third-party beneficiaries under such documents and should not rely on the representations, warranties and covenants contained therein or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its respective subsidiaries or affiliates.

In connection with the Merger, the Company paid off and terminated all of its liabilities under its Loan and Security Agreement dated as of December 29, 2017, by and between Zafgen and Silicon Valley Bank. The payoff to Silicon Valley Bank consisted of approximately $13.2 million in cash.

On May 29, 2020, the Company issued a press release announcing the completion of the Merger and signing of the Private Placement (the “Press Release”). A copy of the Press Release is filed herewith as Exhibit 99.1, and incorporated herein by Reference.

Item 2.02	Results of Operations and Financial Condition

The Press Release disclosed certain financial information about the Company, including a statement that Zafgen had approximately $40 million in cash on its balance sheet as of the closing of the Merger and that, on a post-Merger basis, the Company has approximately $116 million in cash. Following the Merger, the Company remains party to the previously disclosed Office Lease Agreement between Shigo Center Plaza Owner, LLC and Zafgen, Inc. dated February 12, 2019 pursuant to which the Company has total payment obligations of approximately $9 million. The Company is actively seeking to sublease the leased location.

Item 3.02	Unregistered Sales of Equity Securities

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The Securities were offered and sold in transactions exempt from registration under the Securities Act, in reliance on Section 4(a)(2) thereof and Regulation D thereunder. Each of the Purchasers represented that it was an “accredited investor,” as defined in Regulation D, and is acquiring the Securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The Securities have not been registered under the Securities Act and such Securities may not be offered or sold in the United States absent registration or an exemption from registration under the Securities Act and any applicable state securities laws. Neither this Current Report on Form 8-K nor any of the exhibits attached hereto is an offer to sell or the solicitation of an offer to buy shares of common stock or any other securities of the Company.

Pursuant to the Merger Agreement, the Company issued shares of Common Stock and options to purchase shares of Common Stock. The information contained in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. Such issuances were exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.

Item 3.03	Material Modification to Rights of Security Holders

To the extent required by Item 3.03 of Form 8-K, the information contained in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

As disclosed below under Item 5.07, at the annual meeting of the Company’s stockholders held on May 28, 2020 (the “Annual Meeting”), the Company’s stockholders approved an amendment to the ninth amended and restated certificate of incorporation of the Company (the “Stock Split Amendment”) to effect the Reverse Stock Split.

On May 28, 2020, prior to the closing of the Merger, the Company filed the Stock Split Amendment with the Secretary of State of the State of Delaware to effect the Reverse Stock Split and the Company filed an amendment to the ninth amended and restated certificate of incorporation with the Secretary of State of the State of Delaware to effect the Name Change (the “Name Change Amendment”). As a result of the Reverse Stock Split, the number of issued and outstanding shares of the Company’s Common Stock immediately prior to the Reverse Stock Split was reduced to a smaller number of shares, such that every twelve shares of the Company’s Common Stock held by a stockholder immediately prior to the Reverse Stock Split were combined and reclassified into one share of the Company’s Common Stock. Immediately following the Reverse Stock Split, but prior to the completion of the Merger and Private Placement, there were approximately 3,122,466 shares of Zafgen Common Stock outstanding.

No fractional shares were issued in connection with the Reverse Stock Split. Any fractional shares resulting from the Reverse Stock Split were rounded down to the nearest whole number, and each stockholder who would otherwise be entitled to a fraction of a share of Common Stock upon the Reverse Stock Split (after aggregating all fractions of a share to which such stockholder would otherwise be entitled) was, in lieu thereof, entitled to receive a cash payment determined by multiplying the average closing price per share of Common Stock on the Nasdaq Global Market on the 10 consecutive trading days prior to May 28, 2020, by the fraction of a share of Common Stock to which each stockholder would otherwise be entitled.

The foregoing descriptions of the Stock Split Amendment and the Name Change Amendment are not complete and are subject to and qualified in their entirety by reference to the Stock Split Amendment and the Name Change Amendment, copies of which are attached hereto as Exhibit 3.1 and Exhibit 3.2, respectively, and are incorporated herein by reference.

Item 5.01	Changes in Control of Registrant

The information set forth in Item 2.01 of this Current Report on Form 8-K regarding the Merger and the information set forth in Item 5.02 of this Current Report on Form 8-K regarding the Company’s board of directors (the “Board”) and executive officers following the Merger are incorporated by reference into this Item 5.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

Resignation of Directors

In accordance with the Merger Agreement, on May 28, 2020, immediately prior to the effective time of the Merger, Jeffrey S. Hatfield, Wendy Everett, Sc.D., John L. LaMattina, Ph.D., C. Geoffrey McDonough, M.D. and Robert J. Perez resigned from the Board and any respective committee of the Board to which they were members. The resignations were not the result of any disagreements with the Company relating to the Company’s operations, policies or practices. Effective immediately prior to the closing of the Merger, all unexpired, unexercised and unvested options to purchase the Company’s shares held by the non-employee members of the Board accelerated in full and remain exercisable subject to the terms and conditions of the applicable option award agreement.

Peter Barrett, Ph.D., Thomas O. Daniel, M.D. and Frank E. Thomas continued as directors of the Company after the Merger.

Appointment of Directors

In connection with the Merger, the size of the Board was decreased from eight to seven members. In accordance with the Merger Agreement, on May 28, 2020, effective immediately after the effective time of the Merger, the following individuals were appointed to the Board as directors: Carole Ben-Maimon, M.D., Jonathan Leff, Thomas Edward Hamilton and Joseph Truitt. On May 28, 2020, the Board appointed Mr. Truitt as Chairman of the Board.

Class Designations

On May 28, 2020, the Board approved the reorganization of the classes of the Board as follows:

•	Class I Directors, whose terms expire at the Company’s 2021 Annual Meeting: Jonathan Leff and Peter Barrett, Ph.D.

•	Class II Directors, whose terms expire at the Company’s 2022 Annual Meeting: Thomas O. Daniel, M.D. and Thomas Edward Hamilton

•	Class III Directors, whose terms expire at the Company’s 2023 Annual Meeting: Frank E. Thomas, Carole Ben-Maimon, M.D. and Joseph Truitt

Joseph Truitt (Age 55). Mr. Truitt has served on the Board since May 2020. Mr. Truitt has served as Chief Executive Officer of BioSpecifics Technologies Corp. (“BioSpecifics”) (Nasdaq: BSTC), a biopharmaceutical company that develops collagenase-based therapies, since May 2020. Mr. Truitt also serves as a member of the board of directors of BioSpecifics. From May 2018 until April 2020, Mr. Truitt served as President, Chief Executive Officer and member of the board of directors of Achillion Pharmaceuticals, Inc. (“Achillion”), a publicly-traded clinical-stage biopharmaceutical company developing small molecule drug therapies for immune system disorders, which was acquired by Alexion Pharmaceuticals, a global biopharmaceutical company, in January 2020. Prior to his appointment to the offices of President and Chief Executive Officer in 2018, Mr. Truitt served in a number of various positions at Achillion, including: Executive Vice President, Chief Operations Officer, from September 2017 until May 2018; Executive Vice President, Chief Commercial Officer, from March 2014 until September 2017; and Senior Vice President, Business Development and Chief Commercial Officer, from January 2009 until March 2014. Before joining Achillion, from July 2006 to December 2008, Mr. Truitt served as Vice President, Business Development and Product Strategy of Lev Pharmaceuticals, Inc. and, from 2000 to 2006, he served as Vice President, Sales and Operations of Johnson & Johnson – OraPharma, Inc. Prior to this, he spent nine years at TAP Pharmaceuticals Inc. in a variety of sales and marketing roles before a two-year role as a consultant at IMS Health. Mr. Truitt received his B.S. in Marketing from LaSalle University and his M.B.A. from St. Joseph’s University in Pharmaceutical Marketing. Mr. Truitt previously was a Captain in the United States Marine Corps. Mr. Truitt’s qualifications to sit on the Board include extensive management experience, his experience as a public company director and his deep knowledge of the biopharmaceutical business.

Peter Barrett, Ph.D. (Age 67). Dr. Barrett has served as a member of the Board since August 2006 and served as the Chairman of the Board from August 2006 until May 2018. Dr. Barrett joined Atlas Venture, an early-stage venture capital fund, in 2002, and currently serves as a Partner in the Life Sciences Group. Previously, from 1998 to 2002, he was a Co-Founder, Executive Vice President and Chief Business Officer of Celera Genomics (“Celera”). Prior to Celera, from 1979 to 1998, Dr. Barrett held senior management positions at Perkin-Elmer Corporation, most recently serving as Vice President, Corporate Planning and Business Development. Dr. Barrett currently serves on the board of directors of the Perkin-Elmer Corporation and Synlogic, Inc., and several other privately held companies. Dr. Barrett is a Senior Fellow at Harvard Business School and is the Faculty Chair of the Key Advisory Board of the Blavatnik Fellowship Program. Dr. Barrett holds a B.S. in chemistry from Lowell Technological Institute (now known as the University of Massachusetts, Lowell) and a Ph.D. in analytical chemistry from Northeastern University. He also completed Harvard Business School’s Management Development Program. Dr. Barrett’s qualifications to sit on the Board include his extensive leadership, executive, managerial and business experience with life sciences companies, including experience in the formation, development and business strategy of multiple start-up companies in the life sciences sector.

Thomas O. Daniel, M.D. (Age 66). Dr. Daniel has served as a member of the Board since March 2016. Dr. Daniel has more than 20 years of experience in biopharmaceutical discovery and development. He is currently chairman of the board of directors of Locana Bio, Inc., and serves as a director of Vividion Therapeutics, Gossamer Bio, Inc., Aspen Therapeutics and Magenta Therapeutics, Inc. Dr. Daniel has served as a Venture Partner at ARCH Venture Partners since October 2016. Previously, he served as President of Research and Early Development of Celgene Corporation from 2006 until 2012, as Executive Vice President and President of Research and Early Development until 2015 and as Chairman of Research until mid-2016. Prior to Celgene, he served as Chief Scientific Officer and Director at Ambrx Inc., from 2003 to 2006. Dr. Daniel also served as Vice President of Research at Amgen from 2002 to 2003, where he was Research Site Head of Amgen Washington and Therapeutic Area Head of Inflammation. Prior to Amgen’s acquisition of Immunex Corporation (“Immunex”), Dr. Daniel served as Senior Vice President of Discovery Research at Immunex from 2000 to 2002. Dr. Daniel advises Equillium, Inc. and privately-held biotechnology companies Brii Bio, Inc. and Epirium Bio, Inc. Dr. Daniel previously served as a member of the board of directors of Juno Therapeutics, a publicly-traded biotechnology company, from July 2015 to March 2018, prior to its acquisition by Celgene Corporation. He chairs the board of overseers of The Scripps Research Institute, serves as director of Lupus Research Alliance, as a member of the Biomedical Science Advisory Board of Vanderbilt University Medical Center and is a trustee of Reed College. A nephrologist and former academic investigator, Dr. Daniel was previously the C.M. Hakim Professor of Medicine and Cell Biology at Vanderbilt University, and Director of the Vanderbilt Center for Vascular Biology. He formerly conducted research in the Howard Hughes Medical Institute at UC San Francisco. Dr. Daniel holds a B.A. in chemistry from Southern Methodist University, earned an M.D. from the University of Texas, Southwestern Medical School, and completed medical residency at Massachusetts General Hospital. Dr. Daniel’s qualifications to sit on the Board include his biotechnology and pharmaceutical experience, including senior leadership roles at global biopharmaceutical companies Celgene Corporation and Amgen.

Thomas Edward Hamilton (Age 53). Mr. Hamilton has served as a member of the Board since May 2020. Mr. Hamilton served as the Chairman of the board of directors of Chondrial (the “Chondrial Board”) from Chondrial’s founding in 2013 until May 2020. Since 2013, Mr. Hamilton has served as the president, chief executive officer and owner of Construction Forms, Inc., an industrial manufacturing company based in Port Washington, Wisconsin. In addition, Mr. Hamilton is also the managing member of Friedreich’s Ataxia Life Sciences, an early stage biotech investment company focused on bridging the gap to cure Friedreich’s Ataxia. Prior to founding Construction Forms, Mr. Hamilton spent 25 years in a number of leadership positions in the financial industry. Most recently, Mr. Hamilton served as a Managing Director and Strategic Advisor to the Head of Fixed Income, Currencies and Commodities at Barclays Capital in New York, New York. Prior to Barclays, Mr. Hamilton held various managing director roles at Citigroup, Inc. and Salomon Brothers, Inc., where he began his career. He also serves as a director and executive committee member of the Friedreich’s Ataxia Research Alliance and is the co-founder of his own charitable scientific effort, the CureFA Foundation. Since March 2019, Mr. Hamilton has served as the independent chair of the board and as a member of the audit committee and risk committee of the board of Annaly Capital Management, Inc., a leading diversified capital manager that invests in and finances residential and commercial assets. Mr. Hamilton holds a B.S. in finance from the University of Dayton. Mr. Hamilton’s qualifications to sit on the Board include his extensive experience in the financial industry and leadership in developing a cure for Friedreich’s Ataxia, including leadership roles in organizations focused on the development of a cure for Friedreich’s Ataxia.

Jonathan Leff (Age 51). Mr. Leff has served as a member of the Board since May 2020. Mr. Leff served as a member of the Chondrial Board from December 2016 until May 2020. Mr. Leff is a partner at Deerfield Management Company, L.P. and Chairman of the Deerfield Institute. He joined Deerfield in 2013, and focuses on venture capital and structured investments in biotechnology and pharmaceuticals. Prior thereto, Mr. Leff served as Managing Director at Warburg Pincus LLC from 2000 to 2012, where he led the firm’s investment efforts in biotechnology and pharmaceuticals. Mr. Leff also previously served as a member of the Executive Committee of the Board of the National Venture Capital Association (“NVCA”), and led NVCA’s

life sciences industry efforts as Chair of NVCA’s Medical Innovation and Competitiveness Coalition. He also served on the Emerging Companies Section Board of the Biotechnology Industry Organization. Mr. Leff is a board member of several not-for-profit organizations, including the Spinal Muscular Atrophy Foundation, Friends of Cancer Research, Reagan-Udall Foundation and the Columbia University Medical Center Board of Advisors. He also previously served on the boards of several other publicly-traded biotechnology and pharmaceutical companies, including Proteon Therapeutics, Inc. from 2017 to 2019, AveXis, Inc. from 2014 to 2017 and Nivalis Therapeutics, Inc. from 2014 to 2016. Mr. Leff currently also serves on the boards of several private biopharmaceutical companies and has previously served on the boards of other privately held biopharmaceutical companies. Mr. Leff received his A.B. from Harvard University, and earned his M.B.A. from the Stanford University Graduate School of Business. Mr. Leff’s qualifications to sit on the Board include his extensive leadership, executive, managerial and business experience with life sciences companies, including experience in the investment, development and sale of multiple companies in the life sciences sector.

Carole Ben-Maimon, M.D. (Age 61). Dr. Ben-Maimon has served as a member of the Board since May 2020. Dr. Ben-Maimon has served as the President and Chief Executive Officer of the Company since May 2020. Dr. Ben-Maimon served as Chondrial’s President, Chief Executive Officer and member of the Chondrial Board from December 2016 until May 2020. Prior thereto and from 2014 to 2016, she served as an independent consultant at CSGB Consulting, LLC, where she participated in the evaluation of investment opportunities in the brand and generic industry on behalf of investment firms. Prior thereto, from September 2011 to November 2014, Dr. Ben-Maimon was the President of Global Pharmaceuticals, a subsidiary of Impax Laboratories (“Impax”), which was responsible for Impax’s generic business. Prior to Global Pharmaceuticals, she served as Senior Vice President, Corporate Strategy at Qualitest Pharmaceuticals, Inc. (“Qualitest”) from July 2009 to July 2010. Prior to her role at Qualitest, she served as Founder, President and Chief Executive Officer and director of Alita Pharmaceuticals, Inc., an early stage, privately held specialty pharmaceutical company, from September 2006 to June 2009. Dr. Ben-Maimon also held executive positions with and served as a member of the board with Barr Pharmaceuticals Inc. (“Barr”) from 2001 to 2006, including as President and Chief Operating Officer of Duramed Research, Inc., a wholly-owned subsidiary of Barr, where she led Barr’s branded female healthcare business and also served as a member of its board of directors. Prior thereto and from 1993 to 2001, Dr. Ben-Maimon was at Teva Pharmaceutical Industries in various roles, including being responsible for research and development and public policy in North America from 2000 to 2001. Since 2016, Dr. Ben-Maimon has also served as a member of the board of directors and the audit and nominating and corporate governance committees of the board of a publicly-traded pharmaceutical company, Teligent, Inc. Dr. Ben-Maimon also serves on the boards of directors of two privately-held pharmaceutical companies and on the board of a not-for-profit hospital in Philadelphia, Pennsylvania. Dr. Ben-Maimon received her B.S. from the University of Pennsylvania and her M.D. from Jefferson Medical College. She completed clinical and research training in internal medicine and nephrology at Thomas Jefferson University. Dr. Ben-Maimon’s qualifications to sit on the Board include her knowledge of Chondrial’s business, as well as her extensive leadership and biopharmaceutical industry experience, including senior leadership roles at publicly-traded life sciences companies.

Frank E. Thomas (Age 50). Mr. Thomas has served as a member of the Board since June 2014. Mr. Thomas has been the President and Chief Operating Officer of Orchard Therapeutics PLC (“Orchard”) since March 2020, a biotechnology company dedicated to transforming the lives of patients with rare disorders through innovative gene therapies. Mr. Thomas served as Chief Operating Officer and Chief Financial Officer of Orchard from January 2020 to March 2020 and the Chief Financial Officer and Chief Business Officer of Orchard from January 2018 to January 2020. Prior to joining Orchard, Mr. Thomas served as President and Chief Operating Officer of AMAG Pharmaceuticals, Inc. (“AMAG”), a publicly traded, specialty pharmaceutical company, from 2015 to 2017, and previously served as AMAG’s Executive Vice President and Chief Operating Officer from 2012 through 2015 and as Executive Vice President, Chief Financial Officer and Treasurer from 2011 through 2012. Prior to joining AMAG, he served as Senior Vice President, Chief Operating Officer and Chief Financial Officer for Molecular Biometrics, Inc., a commercial stage medical diagnostics company, from 2008 to 2011. Prior to Molecular Biometrics, Mr. Thomas spent four years at Critical Therapeutics, Inc. (“Critical Therapeutics”), a public biopharmaceutical company, from 2004 to 2008, where he was promoted to President in 2006 and Chief Executive Officer in 2006 from the position of Senior Vice President and Chief Financial Officer. He also served on the board of directors of Critical Therapeutics from 2006 to 2008. Prior to 2004, Mr. Thomas served as the Chief Financial Officer and Vice President of Finance and Investor Relations at Esperion Therapeutics, Inc., a public biopharmaceutical company. Since July 2017, Mr. Thomas has served on the board of directors of Spero Therapeutics, Inc., a publicly traded, development-stage biotechnology company. Mr. Thomas was a member of the board of directors of the Massachusetts Biotechnology Council from 2007 to 2015. Mr. Thomas holds a B.B.A. from the University of Michigan, Ann Arbor. Mr. Thomas’ qualifications to sit on the Board include his extensive management experience at biopharmaceutical companies and with financial matters, including senior leadership roles at various biopharmaceutical companies.

Committees

Audit Committee

In connection with the closing of the Merger, Frank E. Thomas, Thomas Edward Hamilton and Joseph Truitt were appointed to the audit committee of the Larimar Board, and Frank E. Thomas was appointed the chair of the audit committee.

Compensation Committee

In connection with the closing of the Merger, Joseph Truitt, Jonathan Leff and Peter Barrett, Ph.D. were appointed to the compensation committee of the Larimar Board, and Joseph Truitt was appointed the chair of the compensation committee.

Nominating and Corporate Governance Committee

In connection with the closing of the Merger, Jonathan Leff, Thomas O. Daniel, M.D. and Peter Barrett, Ph.D. were appointed to the nominating and corporate governance committee of the Larimar Board, and Jonathan Leff was appointed the chair of the nominating and corporate governance committee.

Indemnification Agreements

On May 28, 2020, the Board approved a form of standard indemnification agreement to be entered into with each of the Company’s directors (the “Indemnification Agreement”) and each of the newly appointed directors entered into the Company’s standard form of Indemnification Agreement, which is attached as Exhibit 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

Resignation of Executive Officers

In accordance with the Merger Agreement, on May 28, 2020, immediately prior to the effective time of the Merger, Jeffrey Hatfield resigned as Chief Executive Officer of Zafgen, Patricia L. Allen resigned as Chief Financial Officer of Zafgen and Brian P. McVeigh resigned as Chief Business Officer of Zafgen.

Appointment of Executive Officers

In accordance with the Merger Agreement, on May 28, 2020, the Larimar Board appointed Carole Ben-Maimon, M.D. as the Company’s President and Chief Executive Officer and Michael Celano as the Company’s Chief Financial Officer, each effective as of the closing of the Merger and to serve at the discretion of the Board. Each of Dr. Ben Maimon and Mr. Celano have been determined by the Board to be executive officers of the Company.

Carole Ben-Maimon. Dr. Ben-Maimon’s biographical information is disclosed in the section above under the heading “Appointment of Directors.”

Michael Celano (Age 61). Mr. Celano has served as Chief Financial Officer of the Company since May 2020. Prior to joining the Company, Mr. Celano served as the Chief Financial Officer of The Columbus Organization, a provider of case management services for individuals with intellectual and developmental disabilities, since January 2020. From May 2019 to January 2020, Mr. Celano performed consulting work. Mr. Celano has also served as the Chairman of the Board of Directors of OraSure Technologies, Inc. (“OraSure”), a publicly-traded medical device company specializing in diagnostic testing kits, since April 2018. Before his appointment as Chairman of the Board of OraSure, Mr. Celano served as a director for OraSure since October 2006. From January 2018 to May 2019, Mr. Celano served as the Chief Operating Officer of Recro Pharma, Inc. (“Recro”) and from July 2016 to January 2018, Mr. Celano served as Chief Financial Officer of Recro. Between 2015 and June 2016 Mr. Celano was self-employed providing consulting services to healthcare companies. From 2013 to 2015, Mr. Celano served as Chief Financial Officer of DrugScan, Inc., a clinical laboratory services company. Prior to that, Mr. Celano served as the Chief Financial Officer of Kensey Nash Corporation, a biomaterials company, from 2009 to 2012. From 2007 to 2008, Mr. Celano also served as Chief Financial Officer for BioRexis Pharmaceutical Corporation (“BioRexis”), a biopharmaceutical company. Before joining BioRexis, Mr. Celano served as a partner with KPMG LLP (“KPMG”), where he was co-leader of its National Life Science Practice. Mr. Celano also was co-leader of the Life Science Practice for Arthur Andersen LLP before he joined KPMG. Mr. Celano previously served on the board of directors of Performance Health, a consumer health care product manufacturing company from 2015 to 2016. Mr. Celano holds a B.S. in Accounting from St. Joseph’s University.

There are no family relationships among any of the Company’s newly appointed directors and executive officers.

Michael Celano Employment Agreement

Mr. Celano serves as the Company’s Chief Financial Officer pursuant to an employment agreement with the Company dated June 1, 2020 (the “Celano Employment Agreement”). Mr. Celano is an at-will employee, and his employment with the Company can be terminated by him or the Company at any time and for any reason. Mr. Celano’s base salary is $350,000 per annum, which is subject to annual review and adjustment by the Company’s compensation committee. In addition, Mr. Celano is eligible to receive a discretionary bonus in a target amount of 35% of his annual base salary, determined by the Board in its sole discretion.

Subject to his execution and nonrevocation of a release of claims in the Company’s favor, in the event of the termination of Mr. Celano’s employment by the Company without cause or by him for good reason, each as defined in the Celano Employment Agreement, Mr. Celano will be entitled to (i) payment of any earned and payable, but unpaid, bonus in respect of the calendar year prior to Mr. Celano’s termination or resignation, as the case may be, (ii) monthly severance payments for a period of nine months, with each payment equal to one-twelth of the sum of Mr. Celano’s base salary (“Severance Salary Payments”) (iii) waiver or reimbursement of premiums payable or paid for COBRA coverage for a period equal to nine months (“Severance COBRA Coverage”). In the event that Mr. Celano’s termination by the Company or resignation with good reason occurs during the two year period following a change in control, as defined in the Celano Employment Agreement, the Severance Salary Payments and Severance COBRA Coverage will continue for 12 months after Mr. Celano’s termination or resignation and Mr. Celano’s will receive an amount equal to the target bonus target for the year of Mr. Celano’s termination or resignation, as the case may be. In addition, any then outstanding and unvested portion of the Initial Equity Award (as defined below) will vest and become exercisable.

The foregoing description of the Celano Employment Agreement does not purport to be complete and is qualified it its entirety by reference to the agreement, which is attached hereto as Exhibit 10.4 and is incorporated herein by reference.

Celano Equity Award

On May 28, 2020 the Company granted Mr. Celano a stock option in respect of 60,479 shares of the Company’s common stock (the “Initial Equity Award”), which option has an exercise price of $11.88, which is equal to the closing price of the Company’s common stock on the date of grant (the “Grant Date”) as adjusted for the Reverse Stock Split and vests 25% on the first anniversary of the Grant Date. The remaining 75% will vest in equal monthly installments on the last day of each of the 36 calendar months commencing on the first anniversary of the Grant Date, subject to Mr. Celano’s continued service with the Company through the applicable vesting date.

Item 5.03	Amendments to Certificate of Incorporation

The information set forth in Item 3.03 of this Current Report on Form 8-K is incorporated by reference into this Item 5.03.

Item 5.05	Amendments to the Registrants Code of Ethics, or Waiver of a Provisions of the Code of Ethics

In connection with the Merger, the Board adopted a new code of business conduct and ethics (the “Code of Conduct”). The Code of Conduct superseded the Company’s existing code of business conduct and ethics previously adopted by the Board (the “Pre-Merger Code”). The Code of Conduct applies to all directors, officers and employees of the Company.

The provisions of the Code of Conduct are intended to reflect current best practices and enhance the Company’s personnel’s understanding of the Company’s standards of ethical business practices, promote awareness of ethical issues that may be encountered in carrying out an employee’s or director’s responsibilities, and improve clarity as to how to address ethical issues that may arise. As compared to the Pre-Merger Code, the Code of Conduct includes additional provisions relating to the Company’s status as an equal opportunity employer, environmental, health and safety, the Company’s alcohol and drug policies and social media.

The newly adopted Code of Conduct did not result in any explicit or implicit waiver of any provision of the Pre-Merger Code. The foregoing description of the Code of Conduct does not purport to be complete and is qualified in its entirety by reference to the full text of the Code of Conduct, a copy of which is attached hereto as Exhibit 14.1 and incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders

On May 28, 2020, the Company held its Annual Meeting. The following is a brief description of the final voting results for each of the proposals submitted to a vote of the stockholders at the Annual Meeting. The final voting results do not reflect the Reverse Stock Split.

(a) Proposal 1 — Approval of the Issuance of Common Stock in the Merger. Stockholders approved the issuance of Common Stock by the Company pursuant to the Merger Agreement and the resulting “change in control” of the Company under the rules of The Nasdaq Stock Market LLC, as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
18,396,600	568,521	23,265	9,158,088

(b) Proposal 2 — Approval of the Reverse Stock Split. The Stock Split Amendment was approved, as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
27,228,410	879,748	38,316

(c) Proposal 3 — Approval of the Company’s Named Executive Officer Compensation in Connection with the Merger. The stockholders approved, on an advisory, non-binding basis, the compensation that may become payable to the Company’s named executive officers in connection with the Merger, as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
17,894,264	720,672	373,450	9,158,088

(d) Proposal 4 — Election of Directors. Each director nominee was elected to the Board of Directors to serve Class III directors, to serve until the 2023 Annual Meeting of the Stockholders or until his respective successor is elected and qualified, as follows:

Name	For	Withheld	Broker Non-Votes
Jeffrey S. Hatfield	13,105,596	5,882,790	9,158,088
John L. LaMattina, Ph.D.	13,142,477	5,845,909	9,158,088
Frank E. Thomas	12,352,479	6,635,907	9,158,088

As noted above, immediately prior to the effective time of the Merger, Mr. Hatfield and Dr. LaMattina resigned from the Board of Directors.

(e) Proposal 5 — Approval of the Company’s Named Executive Officer Compensation for Fiscal Year 2019. The stockholders approved, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers in 2019, as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
18,255,764	699,899	32,723	9,158,088

(f) Proposal 6 — Approval of the Frequency of Future Advisory Votes on Executive Compensation. The stockholders recommended, on an advisory, non-binding basis, that the Company conduct advisory votes on the Company’s executive compensation annually, as follows:

Every Year	Every Two Years	Every Three Years	Broker Non-Votes
18,212,657	138,698	619,668	9,175,451

Based on the results of the advisory vote on the frequency of the advisory vote on executive compensation, the Board has determined that the Company will hold its advisory vote on the compensation of our named executive officers annually until the next advisory vote on the frequency of the advisory vote on executive compensation.

(g) Proposal 7 — Ratification of Independent Registered Public Accountant as the Company’s Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2020. The appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the 2020 fiscal year was ratified, as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
27,493,643	631,313	21,518

(h) Proposal 8 — Consider and Vote Upon an Adjournment of the Annual Meeting. The adjournment of the Annual Meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Proposals 1 and/or 2 was approved, as follows:

Votes For	Votes Against	Abstentions	Broker Non-Votes
18,088,163	878,033	22,190	9,158,088

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements of Businesses Acquired

The Company intends to file the financial statements of Chondrial required by Item 9.01(a) as part of an amendment to this Current Report on Form 8-K not later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information.

The Company intends to file the pro forma combined condensed financial information of the Company and Chondrial required by Item 9.01(b) as part of an amendment to this Current Report on Form 8-K not later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d) Exhibits

Below is a list of exhibits included with this Current Report on Form 8-K.

Exhibit No.	Document

2.1	Agreement and Plan of Merger, dated as of December 17, 2019, by and among the Company (formerly Zafgen, Inc.), Chondrial Therapeutics, Inc., Chondrial Therapeutics Holdings, LLC, and Zordich Merger Sub, Inc. (incorporated by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K (File No. 001-36510) filed on December 18, 2019).

3.1	Certificate of Amendment of Ninth Amended and Restated Certificate of Incorporation Of Zafgen, Inc. related to the Reverse Stock Split, dated May 28, 2020 (filed herewith).

3.2	Certificate of Amendment of Ninth Amended and Restated Certificate of Incorporation Of Zafgen, Inc. related to the Name Change, dated May 28, 2020 (filed herewith).

4.1	Form of Pre-Funded Warrant (filed herewith).

10.1	Securities Purchase Agreement, dated as of May 28, 2020 by and among Larimar Therapeutics, Inc. and the investors listed on the Schedule of Investors attached thereto (filed herewith).

10.2	Registration Rights Agreement, dated as of June 1, 2020 by and among Larimar Therapeutics, Inc. and certain Investors (filed herewith).

10.3	Form of Indemnification Agreement between the Company and its directors (filed herewith).

10.4	Employment Agreement, dated June 1, 2020, by and between the Company and Michael Celano (filed herewith).

14.1	Code of Conduct (filed herewith).

99.1	Press Release, dated May 29, 2020 (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Larimar Therapeutics, Inc.

By:	/s/ Carole S. Ben-Maimon, M.D.
Name:	Carole S. Ben-Maimon, M.D.
Title:	President and Chief Executive Officer

Date: June 2, 2020